Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into by and between Eric Korman (“Executive”) and Ticketmaster Entertainment, Inc., a Delaware corporation (the “Company”), as of the 27th day of July, 2009 (the “Effective Date”).

WHEREAS, the Company and Executive are parties to that certain Employment Agreement dated as of April 10, 2006, (the “Prior Employment Agreement”);

WHEREAS, the Company desires to establish its right to the services of Executive for a period beginning on the Effective Date, in the capacity described below, on the terms and conditions hereinafter set forth, and Executive is willing to accept such employment on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, Executive and the Company have agreed and do hereby agree as follows:

1A.                             EMPLOYMENT.  During the Term (as defined below), the Company shall employ Executive, and Executive shall be employed, as Executive Vice President of the Company and President of Ticketmaster.  During Executive’s employment with the Company, Executive shall do and perform all services and acts necessary or advisable to fulfill the duties and responsibilities as are commensurate and consistent with Executive’s position and shall render such services on the terms set forth herein. Executive shall do and perform all services and acts necessary or advisable to fulfill the duties and responsibilities as are commensurate and consistent with Executive’s position and shall render such services on the terms set forth herein.  Executive shall have the duties, responsibilities and authority commensurate with these positions and such other duties, responsibilities and authority as set forth herein and as reasonably assigned by the Reporting Officer (as defined below).  During Executive’s employment with the Company, Executive shall report directly to the Chief Executive Officer of the Company, or, in the event the proposed merger (the “Merger”) contemplated by the Agreement and Plan of Merger, among the Company, Live Nation, Inc. and Merger Sub is consummated after which there is not a Chief Executive Officer of the Company, directly to the Chief Executive Officer and/or the Executive Chairman of the ultimate parent company of the Company or its successor (each, the “Reporting Officer”) as determined by the Company.  Executive agrees to devote all of Executive’s working time, attention and efforts to the Company and to perform the duties of Executive’s position in accordance with the Company’s policies of which Executive is aware as in effect from time to time.

Notwithstanding anything to the contrary herein, Executive may (i) serve as a director or member of a committee or organization involving no actual or potential conflict of interest with the Company and its subsidiaries and affiliates; (ii) deliver lectures and fulfill speaking engagements; (iii) engage in charitable and community activities; and (iv) invest his personal assets in such form or manner that will not violate this Agreement or require services on the part of Executive in the operation or affairs of the companies in which those investments are made; provided the activities described in clauses (i), (ii), (iii) or (iv) do not materially affect or interfere with the performance of Executive’s duties and obligations to the Company or conflict with such policies as may be adopted from time to time by the Company or the Board of Directors of the Company (the “Board”).  Executive’s principal place of employment shall be the Company’s offices located in the County of Los Angeles, CA.

2A.                             TERM.  The term of this Agreement (the “Term”) shall begin on the Effective Date and shall end on the third (3rd) anniversary of the Effective Date subject to earlier termination in accordance with the provisions of Section 1 of the Standard Terms and Conditions attached hereto.  Notwithstanding the termination of the Term, certain terms and conditions herein may specify a greater period of effectiveness.

3A.                             COMPENSATION.

(a)                                 BASE SALARY.  Effective July 17th and during the Term, Executive shall be paid an annual base salary of $750,000 (the “Base Salary”), payable in equal biweekly installments (or, if different, in accordance with the Company’s payroll practice as in effect from time to time).

For all purposes under this Agreement, the term “Base Salary” shall refer to the Base Salary as in effect from time to time.  Executive shall also be paid retroactive salary in an amount equal to $220,961.47 not later than thirty (30) days following the Effective Date, subject to applicable withholdings.

(b)                                BONUS.  Commencing as of the Effective Date and continuing through the Term, Executive shall be eligible to receive discretionary annual bonuses, with a target annual bonus of 100% of Base Salary.

(c)                             GRANT OF STOCK OPTIONS.  On April 29, 2009, Executive was granted an option to acquire 300,000 shares of common stock of the Company (“Company Common Stock”) at a per share exercise price of $5.33, which was equal to the Fair Market Value (as defined in the Ticketmaster 2008 Stock and Annual Incentive Plan (the “Company Incentive Plan”)) of the Company Common Stock on the date of grant (the “Option Award”).  The Option Award shall vest annually in equal installments over four years (except as otherwise provided in this Agreement) and shall be subject to the terms and conditions of the Company Incentive Plan and this Agreement.

(d)                            ADDITIONAL EQUITY AWARDS.  Executive shall be eligible for annual equity awards during the Term at the discretion of the Reporting Officer and the Board (or an appropriate committee thereof).

(e)                             BENEFITS.  Commencing on the Effective Date and continuing during the Term through the date of termination of Executive’s employment with the Company for any reason, Executive shall be entitled to participate in any welfare, health, life insurance, pension, perquisite and fringe benefit programs as may be adopted from time to time by the Company on the same basis as provided to similarly situated Executives of the Company.  Without limiting the generality of the foregoing, Executive shall be entitled to the following benefits:

(i)                                    Reimbursement for Business Expenses.  During the Term, the Company shall reimburse Executive for all reasonable, necessary and documented expenses incurred by Executive in performing Executive’s duties for the Company, on the same basis as similarly situated Executives and in accordance with the Company’s policies as in effect from time to time.

(ii)                                 Vacation.  During the Term, Executive shall be entitled to paid vacation each year, in accordance with the plans, policies, programs and practices of the Company applicable to similarly situated Executives of the Company generally.

4A.                             NOTICES.  All notices and other communications under this Agreement shall be in writing and shall be given by first-class mail, certified or registered with return receipt requested, or by hand delivery, or by overnight delivery by a nationally recognized carrier, in each case to the applicable address set forth below, and any such notice is deemed effectively given when received by the recipient (or if receipt is refused by the recipient, when so refused):

If to the Company:	Ticketmaster Entertainment, Inc.
8800 Sunset Boulevard
West Hollywood, CA 90069
Attention: General Counsel

If to the Executive:	Eric Korman
822 North Norman Place
Los Angles, CA 90049

with a copy (which shall not constitute notice) to:

Andrew Gaines
Weil, Gotshal & Manges
767 Fifth Avenue
New York, NY 10153

Either party may change such party’s address for notices by notice duly given pursuant hereto.

5A.                             GOVERNING LAW; JURISDICTION.  This Agreement and the legal relations thus created between the parties hereto (including, without limitation, any dispute arising out of or related to this Agreement) shall be governed by and construed under and in accordance with the internal laws of the State of California without reference to its principles of conflicts of laws.  Any dispute between the parties hereto arising out of or related to this Agreement will be heard and determined before an appropriate federal court located in the State of California in Los Angeles County, or, if not maintainable therein, then in an appropriate California state court located in Los Angeles County, and each party hereto submits itself and its property to the exclusive jurisdiction of the foregoing courts with respect to such disputes.

Each party hereto (i) agrees that service of process may be made by mailing a copy of any relevant document to the address of the party set forth above, (ii) waives to the fullest extent permitted by law any objection which it may now or hereafter have to the courts referred to above on the grounds of inconvenient forum or otherwise as regards any dispute between the parties hereto arising out of or related to this Agreement, (iii) waives to the fullest extent permitted by law any objection which it may now or hereafter have to the laying of venue in the courts referred to above as regards any dispute between the parties hereto arising out of or related to this Agreement, and (iv) agrees that a judgment or order of any court referred to above in connection with any dispute between the parties hereto arising out of or related to this Agreement is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

6A.                             COUNTERPARTS.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

7A.                             STANDARD TERMS AND CONDITIONS.  Executive expressly understands and acknowledges that the Standard Terms and Conditions attached hereto are incorporated herein by reference, deemed a part of this Agreement and are binding and enforceable provisions of this Agreement.  References to “this Agreement” or the use of the term “hereof” shall refer to this Agreement and the Standard Terms and Conditions attached hereto, taken as a whole.

8A.                             SECTION 409A COMPLIANCE.

(a)                                  To the extent applicable, it is intended that the compensation arrangements under this Agreement be in full compliance with Section 409A of the Internal Revenue Code, as amended, and the rules and regulations issued thereunder (“Section 409A”) (it being understood that certain compensation arrangements under this Agreement are intended not to be subject to Section 409A).   It is intended that any amounts payable under this Agreement and the Company’s and Executive’s exercise of authority or discretion hereunder shall comply with and avoid the imputation of any tax, penalty or interest under Section 409A.  This Agreement shall be construed and interpreted consistent with that intent.  If, however, any such benefit or payment is deemed to not comply with Section 409A, the Company and the Executive agree to renegotiate in good faith any such benefit or payment (including, without limitation, as to the timing of any severance payments payable hereof) so that either (i) Section 409A will not apply or (ii) compliance with Section 409A will be achieved; provided, however, that any resulting renegotiated terms shall result in no additional cost to the Company.  In no event shall the Company be required to pay Executive any “gross-up” or other payment with respect to any taxes or penalties imposed under Section 409A with respect to any benefit paid to Executive under this Agreement.  Executive acknowledges that he has been advised to obtain independent legal, tax or other counsel in connection with Section 409A.

(b)                                 With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, all such payments shall be made on or before the last day of calendar year following the calendar year in which the expense occurred.  Such reimbursement obligations pursuant to this Agreement are not subject to liquidation or exchange for another benefit and the amount of such benefits that Executive receives in one taxable year shall not affect the amount of such benefits that Executive receives in any other taxable year.

(c)                                  A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute non-qualified deferred compensation subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A, and for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service.

(d)                                 Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(e)                                  If under this Agreement, an amount is paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and delivered by its duly authorized officer and Executive has executed and delivered this Agreement as of the date first set forth above.

TICKETMASTER ENTERTAINMENT, INC.

/s/ CHRIS RILEY
By: CHRIS RILEY
Title: SVP

/S/ ERIC KORMAN
ERIC KORMAN

STANDARD TERMS AND CONDITIONS

1.                                       TERMINATION OF EXECUTIVE’S EMPLOYMENT.

(a)                                 DEATH.  In the event Executive’s employment is terminated by reason of Executive’s death, the Company shall pay Executive’s designated beneficiary or beneficiaries, within thirty (30) days of Executive’s death in a lump sum in cash, (i) Executive’s Base Salary through the end of the month in which death occurs, and (ii) any other Accrued Obligations (as defined in Section 1(f) below) (without duplication of any amount payable pursuant to clause (i)).

(b)                                DISABILITY.  Executive’s employment may be terminated by the Company for Disability (as defined below) if: (i) as a result of Executive’s medically-determined incapacity due to physical or mental illness (“Disability”), Executive is unable to perform substantially the duties pertaining to his employment with or without reasonable accommodation for a period of six (6) consecutive months and, (ii) after thirty (30) days written notice is provided to Executive by the Company (in accordance with Section 4A hereof), Executive continues to be unable to perform substantially such duties.  During any period prior to such termination during which Executive is unable to perform substantially such duties due to Disability, the Company shall continue to pay Executive’s Base Salary at the rate in effect at the commencement of such period of Disability, offset by any amounts payable to Executive under any disability insurance plan or policy provided by the Company, and the Company shall continue to provide all other benefits to Executive hereunder.  Upon termination of Executive’s employment due to Disability, the Company shall pay Executive within thirty (30) days of such termination (y) Executive’s Base Salary through the end of the month in which termination occurs in a lump sum in cash, offset by any amounts payable to Executive under any disability insurance plan or policy provided by the Company; and (z) any other Accrued Obligations (without duplication of any amount payable pursuant to clause (y)).

(c)                                 TERMINATION FOR CAUSE OR WITHOUT GOOD REASON.  The Company may terminate Executive’s employment for Cause (as defined below) only by written notice to Executive and pursuant to the terms of this Section 1(c).  Upon the termination of Executive’s employment by the Company for Cause, or by Executive without Good Reason, the Company shall have no further obligation hereunder, except for the payment of any Accrued Obligations, which shall be paid within thirty (30) days of such termination.

As used herein, “Cause” shall consist only of:  (i) the plea of guilty or nolo contendere to, or conviction for, the commission of a felony offense by Executive; provided, however, that after indictment, the Company may suspend Executive from the rendition of services, but without limiting or modifying in any other way the Company’s obligations under this Agreement; provided, further, that Executive’s employment shall be immediately reinstated if the indictment is dismissed or otherwise dropped and there are not otherwise grounds to terminate Executive’s employment for Cause; (ii) a material breach by Executive of any of the material covenants made by Executive in Section 2 hereof that causes material harm to the Company; provided, however, that in the event such material breach and material harm are curable, Executive shall have failed to remedy such material breach and cured such material harm within ten (10) business days after written demand for cure by the Company has been delivered to Executive, which demand specifically identifies the manner in which the Company believes that Executive has materially breached any of the material covenants made by Executive in Section 2 hereof and the nature of the resulting harm; (iii) the willful or gross neglect by Executive of the material duties required by this Agreement following receipt of written notice from the Reporting Officer which specifically identifies the nature of such willful or gross neglect and a reasonable opportunity to cure of no less than ten (10) business days after Executive has received such written notice, and (iv) a material breach by Executive of a fiduciary duty owed to the Company, or a willful and material violation by Executive of any Company policy pertaining to ethics or conflicts of interest, but in each case only if the Reporting Officer determines, in the Reporting Officer’s good faith discretion, that such material breach or violation undermines the Reporting Officer’s confidence in Executive’s fitness to continue in Executive’s position, taking into account any remedial action taken by Executive.

(d)                                TERMINATION BY THE COMPANY OTHER THAN FOR DEATH, DISABILITY OR CAUSE OR RESIGNATION BY EXECUTIVE FOR GOOD REASON.

(i)                                    Consequence of a Qualifying Termination.  The Company may terminate Executive’s employment without Cause, and Executive may terminate his employment for Good Reason, only by providing written notice to the other party and pursuant to the terms of this Section 1(d).  If Executive’s employment hereunder is terminated by the Company at any time during the time period commencing on the Effective Date and ending on the expiration of the Term for any reason other than Executive’s death, Disability or Cause, or if Executive terminates his employment hereunder at any time during such time period for Good Reason (any such termination, a “Qualifying Termination”), then:

(A)     commencing on the Company’s first regular payroll date after the sixtieth (60th) day following the date of the Qualifying Termination, the Company shall continue to pay Executive the Base Salary in accordance with the Company’s regular payroll practice for a period of eighteen (18) months following the date of the Qualifying Termination at the rate in effect immediately prior to the Qualifying Termination;

(B)     the Company shall pay Executive within thirty (30) days of the date of the Qualifying Termination in a lump sum in cash any Accrued Obligations;

(C)     any portion of the Option Award that is outstanding and unvested at the date of such Qualifying Termination shall vest in full as of the date of the Qualifying Termination and the Option Award shall remain exercisable for the lesser of (x) 18 months following such Qualifying Termination, or (y) the scheduled expiration date of the Option Award; and

(D)     the Company shall pay Executive, if earned, a pro rata annual bonus based on actual performance during the year in which the Qualifying Termination occurred and based on the number of days of Executive’s employment during such year relative to 365 days, payable at such time as annual bonuses are paid to Company employees generally.

(iii)                              Section 409A.  If any payment, compensation or other benefit provided to the Executive in connection with his employment termination is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is a specified employee as defined in Section 409A(2)(B)(i), no part of such payment, compensation or benefits shall be paid or provided before the day that is six (6) months plus one (1) day after the date of Executive’s termination of employment or Executive’s earlier death (the “New Payment Date”).  The aggregate of any payments that otherwise would have been paid to the Executive during the period between the date of termination and the New Payment Date shall be paid to the Executive in a lump sum on such New Payment Date.  Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.

(iv)                             “Good Reason” Defined.  For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following without Executive’s prior written consent: (A) a change of more than 25 miles in the geographic location at which Executive is required by the Reporting Officer to permanently perform his services; (B) a material or significant diminishment by the Company of Executive’s duties, responsibilities or operational authority from those set forth in Section 1A above;  (C) Executive is required to report to someone other than the Reporting Officer; or (D) the Company materially breaches any material term or condition of this Agreement; provided that in no event shall Executive’s resignation be for “Good Reason” unless (x) Executive provides the Company with written notice thereof within ninety (90) days after Executive has knowledge of the occurrence or existence of such event or circumstance, which notice specifically identifies the event or circumstance that Executive believes constitutes Good Reason, (y) if the circumstance or event is curable, the Company fails to correct the circumstance or event so identified within twenty (20) days after the receipt of such notice, and (z) Executive resigns within twenty (20) days after the expiration of the Company’s cure period referred to in clause (y) above.

(v)                                Execution of Release and Compliance with Restrictive Covenants.  The payment to Executive of the severance benefits described in this Section 1(d) (including any accelerated vesting, but excluding Accrued Obligations which shall be paid in accordance with Section 1(d)(i)(B)) shall be subject to Executive’s execution and non-revocation of a general release of the Company and its affiliates, in the form attached hereto as Exhibit A, within 60 days of the date of termination of Executive’s employment, and Executive’s compliance with the restrictive covenants set forth in Section 2 hereof (other than any non-compliance that is immaterial or does not result in material harm to the Company or its affiliates, and, if curable, is cured by Executive promptly after receipt of notice thereof given by the Company).  Executive acknowledges and agrees that the severance benefits described in this Section 1(d) constitute good and valuable consideration for such release.

(e)                             OFFSET.  If Executive obtains other employment (whether or not comparable and whether or not in the same geographic location) during the Severance Period, the amount of any Base Salary payments otherwise owing to Executive pursuant to Section 1(d)(i)(A) above during the Severance Period shall be reduced only by the amount of cash compensation earned by Executive from such other employment during the Severance Period.  For the avoidance of doubt, the foregoing right of offset shall not apply with respect to any stock options, restricted stock or other equity incentives, benefits or expense reimbursements, received by Executive from such other employment during the Severance Period.  For purposes of this Section 1(e), Executive shall have an obligation to inform the Company regarding Executive’s employment status following termination and during the Severance Period.

(f)                               ACCRUED OBLIGATIONS.  As used in this Agreement, “Accrued Obligations” shall mean the sum of (i) any portion of Executive’s accrued but unpaid Base Salary through the date of death or termination of employment for any reason, as the case may be; (ii) any compensation previously earned but deferred by Executive (together with any interest or earnings thereon) that has not yet been paid and that is not otherwise to be paid at a later date pursuant to any deferred compensation arrangement of the Company to which Executive is a party, if any; (iii) other than in the event of Executive’s resignation without Good Reason or termination by the Company for Cause (except as required by applicable law), any portion of Executive’s accrued but unpaid vacation pay through the date of death or termination of employment; and (iv) any reimbursements that Executive is entitled to receive under Section 3A(e)(i) of this Agreement.

(g)                                 OTHER BENEFITS.  Upon termination of Executive’s employment prior to expiration of the Term, Executive shall remain entitled to receive any vested benefits or amounts that Executive is otherwise entitled to receive under any plan, policy, practice or program of, or any other contract or agreement with, the Company in accordance with the terms thereof (other than any such plan, policy, practice or program of the Company that provides benefits in the nature of severance or continuation pay).

2.                                       CONFIDENTIAL INFORMATION; NON-SOLICITATION; AND PROPRIETARY RIGHTS.

(a)                                 CONFIDENTIALITY.  Executive acknowledges that, while employed by the Company, Executive will occupy a position of trust and confidence.  The Company, its subsidiaries and/or affiliates may provide Executive with “Confidential Information” as referred to below.  Executive shall not, except in connection with the good faith performance by Executive of his duties hereunder, as required by applicable law or in connection with the enforcement of his rights under this Agreement, without limitation in time, communicate, divulge, disseminate, disclose to others or otherwise use, any Confidential Information regarding the Company and/or any of its subsidiaries and/or affiliates.

“Confidential Information” shall mean information about the Company or any of its subsidiaries or affiliates, and their respective businesses, employees, consultants, contractors, clients and customers that is not disclosed by the Company or any of its subsidiaries or affiliates for financial reporting purposes or otherwise generally made available to, or in the possession of, the public (other than by Executive’s breach of the terms hereof) and that was learned or developed by Executive in the course of employment by the Company or any of its subsidiaries or affiliates, including (without limitation) any proprietary knowledge, trade secrets, data, formulae, information and client and customer lists and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information.  Notwithstanding the foregoing provisions, if Executive is required to disclose any such confidential or proprietary information pursuant to applicable law or a subpoena or court order, Executive shall promptly notify the Company of any such requirement so that the Company may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions hereof.  Executive shall reasonably cooperate with the Company (at the Company’s sole expense) to obtain such a protective order or other remedy.  If such order or other remedy is not obtained prior to the time Executive is required to make the disclosure, or the Company waives compliance with the provisions hereof, Executive shall be permitted to disclose only that portion of the confidential or proprietary information which he is advised by counsel that he is legally required to so disclose.  Executive acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company and its subsidiaries or affiliates, and that such information gives the Company and its subsidiaries or affiliates a competitive advantage.  Executive agrees to deliver or return to the Company, at the Company’s request at any time or upon termination or expiration of Executive’s employment or as soon thereafter as possible, all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by the Company and its subsidiaries or affiliates or prepared by Executive in the course of Executive’s employment by the Company and its subsidiaries or affiliates, other than Executive’s personal files that do not contain Confidential Information and a copy of Executive’s rolodex.  As used in this Agreement, “subsidiaries” and “affiliates” shall mean any company controlled by, controlling or under common control with the Company.  A company, corporation, partnership, limited liability company, joint venture or other entity (“Person”) shall be deemed to “control” another Person if such Person owns, directly or indirectly, or controls the right to vote, more than 50% of the equity of such other Person.

(b)                                NON-SOLICITATION OF EMPLOYEES.  Executive recognizes that he may possess Confidential Information about other employees, consultants and contractors of the Company and its subsidiaries or affiliates relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with suppliers to and customers of the Company and its subsidiaries or affiliates.  Executive recognizes that the information he possesses about these other employees, consultants and contractors is not generally known, may be of substantial value to the Company and its subsidiaries or affiliates in developing their respective businesses and in securing and retaining customers, and will be acquired by Executive because of Executive’s business position with the Company.  Executive agrees that, during the eighteen (18) month period following his termination of employment with the Company for any reason (the “Restricted Period”), Executive will not, directly or indirectly, solicit or recruit any employee of (i) the Company and/or (ii) its subsidiaries and/or affiliates with whom Executive has had direct contact during his employment hereunder, in all cases, for the purpose of being employed by Executive or by any business, individual, partnership, firm, corporation or other entity on whose behalf Executive is acting as an agent, representative or employee and that Executive will not convey any such Confidential Information or trade secrets about employees of the Company or any of its subsidiaries or affiliates to any other person except within the scope of Executive’s duties hereunder.  Notwithstanding the foregoing, Executive is not precluded from soliciting any individual who (i) responds to any general public advertisement or general solicitation; (ii) has been terminated by the Company prior to the solicitation; or (iii) was Executive’s personal assistant or secretary.

(c)                                 NON-SOLICITATION OF CUSTOMERS.  During the Restricted Period, Executive shall not, without the written consent of the Company, solicit, request or instruct, directly or indirectly, any venue, promoter, touring artist, team, league or any other party, in each case with respect to which the Company and or any of its subsidiaries or affiliates provided such party with services pursuant to a contractual relationship during the last twelve (12) months of the Term (collectively, the “Business Partners”) to use the services of any competitor of the Company in a manner that could reasonably be expected to result in the cessation or a material reduction in the amount of business between the Business Partners and the Company and/or any of its subsidiaries or affiliates.  For the avoidance of doubt, Executive may solicit Business Partners during the Restricted Period with respect to transactions or matters that are not competitive with the business of the Company and/or any of its subsidiaries or affiliates without being in violation of this Section 2(c).

(d)           PROPRIETARY RIGHTS; ASSIGNMENT.  All Employee Developments (defined below) shall be considered works made for hire by Executive for the Company or, as applicable, its subsidiaries or affiliates, and Executive agrees that all rights of any kind in any Employee Developments belong exclusively to the Company.  In order to permit the Company to exploit such Employee Developments, Executive shall promptly and fully report all such Employee Developments to the Company.  Except in furtherance of his obligations as an employee of the Company, Executive shall not use or reproduce any portion of any record associated with any Employee Development without prior written consent of the Company or, as applicable, its subsidiaries or affiliates.  Executive agrees that in the event actions of Executive are required to ensure that such rights belong to the Company under applicable laws, Executive will cooperate and take whatever such actions are reasonably requested by the Company, whether during or after the Term, and without the need for separate or additional compensation.  “Employee Developments” means any idea, know-how, discovery, invention, design, method, technique, improvement, enhancement, development, computer program, machine, algorithm or other work of authorship, in each case, (i) that (A) concerns or relates to the actual or anticipated business, research or development activities, or operations of the Company or any of its subsidiaries or affiliates, or (B) results from or is suggested by any undertaking assigned to Executive or work performed by Executive for or on behalf of the Company or any of its subsidiaries or affiliates, whether created alone or with others, during or after working hours, or (C) uses, incorporates or is based on Company equipment, supplies, facilities, trade secrets or inventions of any form or type, and (ii) that is developed, conceived or reduced to practice during the period that Executive is employed with the Company.  All Confidential Information and all Employee Developments are and shall remain the sole property of the Company or any of its subsidiaries or affiliates.  Executive shall acquire no proprietary interest in any Confidential Information or Employee Developments developed or acquired during the Term.  To the extent Executive may, by operation of law or otherwise, acquire any right, title or interest in or to any Confidential Information or Employee Development, Executive hereby assigns and covenants to assign to the Company all such proprietary rights without the need for a separate writing or additional compensation.  Executive shall, both during and after the Term, upon the Company’s request, promptly execute, acknowledge, and deliver to the Company all such assignments, confirmations of assignment, certificates, and instruments, and shall promptly perform such other acts, as the Company may from time to time in its discretion deem necessary or desirable to evidence, establish, maintain, perfect, enforce or defend the Company’s rights in Confidential Information and Employee Developments.

(e)           COMPLIANCE WITH POLICIES AND PROCEDURES.  During the period that Executive is employed with the Company hereunder, Executive shall adhere to the policies and standards of professionalism set forth in the Company’s Policies and Procedures applicable to all employees of the Company and its subsidiaries and/or affiliates as they may exist from time to time.

(f)            SURVIVAL OF PROVISIONS.  The obligations contained in this Section 2 shall, to the extent provided in this Section 2, survive the termination or expiration of Executive’s employment with the Company and, as applicable, shall be fully enforceable thereafter in accordance with the terms of this Agreement.  If it is determined by a court of competent jurisdiction that any restriction in this Section 2 is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by applicable law.

3.             TERMINATION OF PRIOR AGREEMENTS.  This Agreement constitutes the entire agreement between the parties and, as of the Effective Date, terminates and supersedes (i) any and all prior agreements and understandings (whether written or oral) between the parties with respect to the subject matter of this Agreement, and (ii) the Prior Employment Agreement.  Executive and the Company acknowledge and agree that neither of them, nor anyone acting on either of their behalf, has made to the other, and is not making to the other, and in executing this Agreement, each of them has not relied upon, any representations, promises or inducements of the other, except to the extent the same is expressly set forth in this Agreement.

4.             ASSIGNMENT; SUCCESSORS.  This Agreement is personal in its nature and none of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided that in the event of the merger, consolidation, transfer, or sale of all or substantially all of the assets of the Company (a “Transaction”) with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder, and in the event of any such assignment or Transaction, all references herein to the “Company” shall refer to the Company’s assignee or successor hereunder.

5.             WITHHOLDING.  The Company shall make such deductions and withhold such amounts from each payment and benefit made or provided to Executive hereunder, as may be required from time to time by applicable law, governmental regulation or order.

6.             HEADING REFERENCES.  Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.  References to “this Agreement” or the use of the term “hereof” shall refer to these Standard Terms and Conditions and the Employment Agreement attached hereto, taken as a whole.

7.             REMEDIES FOR BREACH.  Executive expressly agrees and understands that in the event of any termination of Executive’s employment by the Company during the Term, the Company’s contractual obligations to Executive shall be fulfilled through compliance with its obligations under Section 1 of the Standard Terms and Conditions.

Executive expressly agrees and understands that the remedy at law for any breach by Executive of Section 2 of the Standard Terms and Conditions may be inadequate and that damages flowing from such breach are not usually susceptible to being measured in monetary terms.  Accordingly, it is acknowledged that, upon Executive’s violation of any provision of such Section 2, the Company shall be entitled to seek from any court of competent jurisdiction immediate injunctive relief a temporary order restraining any threatened or further breach as well as an equitable accounting of all profits or benefits arising out of such violation.  Nothing shall be deemed to limit the Company’s remedies at law or in equity for any breach by Executive of any of the provisions of this Agreement, including Section 2, which may be pursued by or available to the Company.

8.             WAIVER; MODIFICATION.  Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.  This Agreement shall not be modified in any respect except by a writing executed by each party hereto.

9.             SEVERABILITY.  In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any law or public policy, only the portions of this Agreement that violate such law or public policy shall be stricken.  All portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect.  Further, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.

10.           INDEMNIFICATION .

Without limiting any of Executive’s rights to indemnification under the Company’s by-laws, articles of incorporation, applicable law or otherwise, the Company shall indemnify, defend and hold Executive harmless for any claims, costs, liabilities, expenses and judgments (including without limitation reasonable attorney’s fees and costs) arising from, in connection with or as a result of any acts and omissions in Executive’s capacity as an officer, director and/or employee of the Company and/or any of its subsidiaries to the maximum extent permitted under applicable law, including the advancement of fees, costs, and expenses.  This Section 10 shall survive the termination or expiration of Executive’s employment and this Agreement.

EXHIBIT A

FORM OF RELEASE

SETTLEMENT AND RELEASE AGREEMENT

This Settlement and Release Agreement (the “Agreement”) is entered into by and between Ticketmaster L.L.C. for itself and all of its affiliated, parent, related, and subsidiary companies, joint venturers and partnerships, as well as their respective directors, officers, partners, employees, agents, attorneys, successors, and assigns, past and present, and each of them, including, but not limited to, Ticketmaster, a Delaware corporation (collectively “Ticketmaster”), on the one hand, and Eric Korman, on behalf of himself and his agents, representatives, heirs, executors, trustees, and assigns (collectively, “Employee”), on the other hand.

AGREEMENTS

1.             Severance of Employment Relationship.  Employee and Ticketmaster agree and acknowledge that Employee will cease to be employed by Ticketmaster effective as of                                       , 20       (the “Termination Date”).  Employee hereby confirms his/her agreement and understanding that as of such Termination Date:  (a) Employee will have no further continuing right to be employed by Ticketmaster; (b) Employee will no longer hold himself/herself out as an employee of Ticketmaster; (c) Employee will have received all compensation, expense reimbursement and other benefits to which he/she is or may be entitled to receive as an employee of Ticketmaster through the Termination Date, including but not limited to payment for all accrued but unused vacation time; and (d) Employee will have returned to Ticketmaster any and all documents, agreements, records, instruments, office equipment, keys and other property of Ticketmaster (and copies thereof) that are in his/her possession or under his/her control, if any.  Furthermore, Employee understands and agrees that if he has been terminated for cause, any stock options that had been granted to him will have been cancelled pursuant to the terms of his stock option agreement.

2.             Release of Known and Unknown Claims.

(a)           In consideration of the payments to be made by Ticketmaster pursuant to Section 1 of the Employment Agreement between Ticketmaster and the Employee dated July 27, 2009 (the “Employment Agreement”), Employee irrevocably and unconditionally releases and forever discharges Ticketmaster, as defined above, as well its affiliated, parent, related, and subsidiary companies, licensees, joint venturers and partnerships, as well as their respective directors, officers, shareholders, partners, employees, agents, attorneys, successors, and assigns, past and present, and each of them, from any and all claims, demands, liabilities, suits or damages of any type or kind, whether in law or in equity, known or unknown, suspected or unsuspected, arising from or in any way related to Employee’s employment with Ticketmaster, and/or the severance of such employment from Ticketmaster and/or any events regarding Employee’s employment occurring prior to the execution of the Agreement, including without limitation, all of those based on allegations of discrimination or harassment on the basis race, color, sex, age, national origin, ancestry, religion, disability, handicap, medical condition, marital status, sexual orientation or any other bases protected by federal, state or local laws; any claim under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e, et seq.; the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act of 1990, 29 U.S.C. § 621 et seq.; the Americans With Disabilities Act, 42 U.S.C. § 12101, et seq.; the California Fair Employment & Housing Act, California Government Code § 12900, et seq.; violation of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”); violation of the Occupational Safety and Health Act or any other safety and/or health laws, statutes or regulations; violation of the Employment Retirement Income Security Act of 1974 (“ERISA”); or any contract, tort, wage and hour law, and/or any federal, state or local fair employment practice or civil rights law, ordinance or executive order, or any other wrongdoing or improper conduct whatsoever, including but not limited to: any claims for violation of any state or federal law or regulations; or for breach of contract (express or implied); breach of the implied covenant of good faith and fair dealing; wrongful discharge; retaliation; violation of public policy; sexual assault and/or battery; invasion of privacy; misrepresentation;

defamation; fraud; fraudulent inducement; or emotional distress; and any and all other claims or torts whatsoever, all to the fullest extent permitted by law.

(b)           Except as provided in Section 1 of the Employment Agreement and the obligations to Employee under Section 1 of the Employment Agreement, Employee acknowledges and agrees that the Company has fully satisfied any and all obligations owed to him arising out of his employment with the Company, and no further sums are owed to him.  Employee understands and agrees that any amounts payable under Section 1 of the Employment Agreement are not salary but rather severance and thus, among other things, such payment will not be eligible for 401(k) deductions or employer matching contributions and Ticketmaster may withhold Federal and state taxes at the rates applicable to unearned income.

(c)           Nothing in this Section 2 shall be deemed to release (i) Employee’s rights under the provisions of the Employment Agreement or award agreements which are intended to survive termination of employment, (ii) Employee’s rights, if any, to any vested benefits as of Employee’s last day of employment with the Company, (iii) Employee’s rights to indemnification under any indemnification agreement he has with the Company or under the Company’s charter or bylaws, or to whatever coverage Employee may have under the Company’s directors’ and officers’ insurance policy for acts and omissions when Employee was an officer or director of the Company, (iv) any claim that cannot be waived under applicable law, including any rights to workers’ compensation or unemployment insurance, or (v) Employee’s rights as a stockholder.

3.                                       Waiver of California Civil Code Section 1542.

(a)           In executing this Agreement, Employee waives and relinquishes all rights and benefits afforded by California Civil Code Section 1542 and does so understanding and acknowledging the significance and consequences of the specific waiver of Section 1542.  Section 1542 states as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

(b)           Thus, notwithstanding the provisions of Section 1542, Employee expressly acknowledges that Section 2, above, is also intended to include in its effect, without limitation, all such claims which Employee does not know or suspect to exist at the time of the execution of this Agreement, and that this Agreement contemplates the extinguishment of those claims.

(c)           Employee acknowledges and agrees that Employee may later discover facts different from or in addition to those Employee now knows or believes to be true in entering into this Agreement. Employee agrees to assume the risk of the possible discovery of additional or different facts, including facts which may have been concealed or hidden, and agrees that this Agreement shall remain effective regardless of such additional or different facts.

4.             Right of Attorney, Time to Consider, Revocations. Employee acknowledges and agrees that Employee was provided twenty-one (21) days to consider this Agreement and to consult with counsel and have the opportunity to receive independent legal advice with respect to the matters hereinabove set forth and the asserted rights arising out of said matters, and has been encouraged to do so.  To the extent that Employee has taken less than twenty-one (21) days to consider this

Agreement, Employee acknowledges that Employee has had sufficient time to consider the Agreement and to consult with counsel and that Employee did not desire or need additional time.

This Agreement is revocable by Employee for a period of seven (7) calendar days following Employee’s execution of this Agreement.  The revocation must be in writing, must specifically revoke this Agreement, and must be directed to the General Counsel of Ticketmaster at facsimile number (310) 360-3373.

5.             Warranties.  Employee specifically represents that he/she has no pending complaints or charges against Ticketmaster with any state or federal court or any local, state or federal agency, division or department, based on any events occurring prior to the date of execution of this Agreement.  Employee further represents that he/she will not in the future file, participate in, instigate or encourage the filing of any lawsuit by any party in any state or federal court or any proceeding before any local, state or federal agency, department or division, claiming that Ticketmaster has violated any local, state or federal laws, statutes, ordinances or regulations based upon events occurring prior to the date of the execution of this Agreement.

6.             Non-Disclosure of this Agreement.  Employee agrees that this Agreement is confidential and Employee will not disclose the existence of this Agreement or any of the terms of this Agreement to any person or entity, except: (1) to Employee’s attorneys, accountants or any governmental taxing authority on a need to know basis only; or (2) in response to an order or subpoena issued by a court or government agency; provided, however, that notice of receipt of such judicial order, inquiry or subpoena shall be communicated via facsimile within 72 hours to the General Counsel for Ticketmaster, at (310) 360-3373 so that Ticketmaster will have the opportunity to intervene to assert whatever rights it has to nondisclosure prior to Employee’s response to the order, inquiry or subpoena.  Employee further agrees to inform any such attorneys, accountants and governmental authorities or agencies about this confidentiality provision and that they will agree to be bound by it.

7.             Knowing and Voluntary.  The parties acknowledge and represent that they have carefully read and fully understand all of the terms and conditions set forth in this Agreement.  The parties further acknowledge and represent that they enter into this Agreement freely, knowingly and without coercion and based on their own judgment and not in reliance upon any representation or promises made by any party or its attorneys to any other party.

8.             Non Disparagement.           Employee agrees not to make any negative, disparaging, detrimental or derogatory comments to any third party about Ticketmaster or about its businesses, employees, executives, agents or representatives at any time whatsoever.  Employee further agrees not to make any statements that would adversely affect Ticketmaster’s business reputation.

9.             Attorneys’ Fees.  Should any party institute any action or proceeding to enforce, interpret or apply any provision of this Agreement, or any released claims, the parties agree that the prevailing party shall be entitled to reimbursement by the losing party of all costs and expenses, including, but not limited to, all of its attorneys’ fees.

10.           Governing Law.  This Agreement shall be construed and governed by the laws of the State of California, without giving effect to its conflict of laws provisions.

11.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.

12.           Severability.  If any provision of this Agreement is deemed to be illegal, invalid, or unenforceable, the legality, validity and enforceability of the remaining parts shall not be affected.

13.           Entire Agreement.  This Agreement, together with the Employment Agreement dated as of July 27, 2009 and any equity award agreements between Employee and the Company (or its predecessors) contain all of the terms and conditions agreed upon by the parties regarding the subject matter of this Agreement.  Any prior agreements, promises, negotiations, or representations, either oral or written, by either the parties hereto or their attorneys, relating to the subject matter of this Agreement not expressly set forth in this Agreement are of no force or effect. No modifications of this Agreement can be made except in writing signed by Employee and an authorized representative of Ticketmaster.

14.           Denial of Liability.  Employee expressly recognizes that this Agreement shall not in any way be construed as an admission by Ticketmaster of any unlawful or wrongful acts whatsoever.  Ticketmaster expressly denies any breach of any contracts, policies or procedures, or a violation of any state or federal law or regulation.

15.           Waiver.  No waiver by any party of any breach of any term or provision of this Agreement shall be a waiver of any preceding, concurrent or succeeding breach of this Agreement or of any other term or provision of this Agreement.  No waiver shall be binding on the part of, or on behalf of, any other party entering into this Agreement.

16.           Ambiguities.  Both parties have participated in the negotiation of this Agreement and, thus, it is understood and agreed that the general rule that ambiguities are to be construed against the drafter shall not apply to this Agreement.  In the event that any language of this Agreement is found to be ambiguous, each party shall have an opportunity to present evidence as to the actual intent of the parties with respect to any such ambiguous language.

THE SIGNATORIES HAVE CAREFULLY READ THIS ENTIRE AGREEMENT.  THE PARTIES HAVE HAD THE OPPORTUNITY TO HAVE THE CONTENTS OF THIS AGREEMENT FULLY EXPLAINED TO THEM BY THEIR ATTORNEYS.  THE SIGNATORIES FULLY UNDERSTAND THE FINAL AND BINDING EFFECT OF THIS AGREEMENT.  THE ONLY PROMISES MADE TO ANY SIGNATORY ABOUT THIS AGREEMENT, AND TO SIGN THIS AGREEMENT, ARE CONTAINED IN THIS AGREEMENT.  THE SIGNATORIES ARE SIGNING THIS AGREEMENT VOLUNTARILY.

PLEASE READ CAREFULLY

THIS SETTLEMENT AND RELEASE AGREEMENT

INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS.

IN WITNESS WHEREOF, the parties have executed this Settlement Agreement and Release on the dates set forth below.

DATED: ,

TICKETMASTER L.L.C.

DATED: ,	By: